Calculation of Filing Fee Tables
S-8
Comstock Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.00066 per share	Other	7,500,000	$ 4.07	$ 30,525,000.00	0.0001381	$ 4,215.50
Total Offering Amounts:						$ 30,525,000.00		$ 4,215.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,215.50
Offering Note
[1]	(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be offered or issued under the Comstock Inc. 2026 Equity Incentive Plan (the "Plan") in the event of a stock dividend, stock split, recapitalization, or other similar capital structure, merger consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low prices for the Registrant's common stock on May 29, 2026 of $4.20 and $3.94, respectively, as reported on NYSE American LLC.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources